Exhibit 10.2

To: Tracy Jackson

Date: April 17, 2006

Re: Employment with Oasys Mobile, Inc.

Hello Tracy:

I am pleased to offer you a full-time position as the Chief Financial Officer of Oasys Mobile, Inc. (“Oasys Mobile” or the “Company”) in Raleigh, North Carolina.

Following are the details of the offer:

1.	Title: Chief Financial Officer

2.	Annual Salary: $130,000

3.	Semimonthly Payment: $5,416.66

4.	Reports to: Chief Executive Officer

5.
Stock Options: As a full-time regular employee, you qualify for this plan. The number of options granted will be determined based upon your salary, position held in the Company, or as otherwise stated in our option plan or as determined by the Board of Directors. The plan is set each year by the Board of Directors. Upon your employment, you will receive options to purchase 90,000 shares of Oasys Mobile common stock (the “Option Grant”); this Option Grant shall vest monthly in equal amounts over a three year period from the April 17, 2006 date of grant. The exercise price for this Option Grant is $1.40 per share (the closing price of Oasys Mobile common stock on April 17, 2006). The shares issuable upon exercise of this Option Grant will be subject to any agreement in effect between you and Oasys Mobile at the time of exercise. This Option Grant is not valid until approved by the Board of Directors.

6.	Location of Employment: Your place of employment will be at 434 Fayetteville Street, Suite 600, Raleigh, NC 27601.

7.
Non-Competition, Confidentiality and Assignment of Invention Provisions: You will be required to execute a Non-Competition and Confidentiality Agreement, which is required for all employees of Oasys Mobile having significant duties.

8.	Benefits: You will be entitled to the other benefits generally available to full-time employees of the Company from time to time. Currently, these benefits include:

a)
Vacation Policy: You will be entitled to four weeks (or 20 calendar days) of vacation time annually. Your vacation is accrued throughout the calendar year but is available to you upon your date of hire (pro-rated for the remainder of the first calendar year of your employment) and the start of each calendar year following.

Oasys Mobile, Inc  Page 1 of  2

b)
Health & Dental Insurance: The Company shall pay 50% of your premiums for health insurance and dental insurance for you and your family (qualified dependents). Our current insurance plan is with United Health Care for both medical and dental coverage. Our health plans are administered by Administaff.

c)
401(k) Retirement Plan: You are eligible to contribute to the Oasys Mobile 401(k) plan. You may defer from 1% - 15% of your salary, within IRS maximum guidelines. Oasys Mobile does not provide matching contributions at this time.

d)
Performance Bonus Program: You will be eligible to receive up to 50% of your annual salary based on specified Company and individual performance goals jointly defined by you and your supervisor. The bonus will be paid after receipt of the audited fiscal year-end financial statements of Oasys Mobile certified by its outside auditors and the confirmation of the achievement of the performance goals set. Bonus plans and payout are subject to Board approval and may consist of cash, options or a combination of both. Your bonus for the first fiscal year of your employment will be prorated based on your months of service.

e)
Severance Upon Change of Control: Upon a Change of Control of Oasys Mobile, (1) you will receive six (6) months severance of salary and benefits and (2) any and all stock options granted to you and unvested at the time of such Change of Control shall accelerate and be completely vested and exercisable by you, subject to the rules and regulations of the Securities and Exchange Commission. For purposes of this Agreement, a “Change of Control” occurs when (1) there is a sale or acquisition of a majority of the assets of Oasys Mobile and (2) you are not retained as the Chief Financial Officer of the combined or resulting entity within six (6) months after the closing of such transaction creating the Change of Control.

9.
This Agreement is made with the understanding that it does not constitute a guarantee of employment and is an offer for at-will employment. Conditions of employment are subject to change. Details regarding benefits coverage are available in the plan documents from our Human Resources Department.

10.	Start Date: Your start date is set for April 17, 2006. Please execute and return this Agreement to me; via fax is acceptable at 919-807-5604.

Sincerely,

/s/ Gary E. Ban
Gary E. Ban
Chief Executive Officer

ACCEPTED AND AGREED:

  /s/ Tracy T. Jackson
Tracy T. Jackson
Date: April 17, 2006

Oasys Mobile, Inc. Page 2 of 2